PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT-23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-50484, 333-80117 and 333-159643) and Form S-3 (File Nos. 033-45393 and 333-158334) of First Merchants Corporation (Corporation) of our reports dated February 27, 2015 on our audits of the consolidated financial statements of the Corporation as of December 31, 2014 and 2013, and for each of the three-years in the period ended December 31, 2014, and on our audit of internal control over financial reporting of the Corporation as of December 31, 2014, which reports are included in this Annual Report on Form 10-K.

BKD, LLP
Indianapolis, Indiana
February 27, 2015